Exhibit 99.2

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	December 3, 2018	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES A TRANSACTION OF WINKLER COUNTY, TEXAS PRODUCING LEASEHOLD

DALLAS, TEXAS -- Dorchester Minerals, L.P. (“DMLP” or the “Partnership”) (NASDAQ:DMLP) announced today on November 29, 2018, the Partnership and affiliates of its General Partner consummated and closed an agreement to assign leasehold interests and related net profits interests located in Winkler County, Texas to a third party. The Partnership’s share of proceeds from the transaction totaled approximately $3.6 million in cash. The Partnership also retained an overriding royalty interest in the assigned acreage. The cash proceeds of this transaction will be included in the distribution for the three-month period ending December 31, 2018.

The Partnership also released today on Form 8-K, a mid-year update of activity on selected properties previously identified in the 2018 Annual Meeting.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this press release may constitute "forward-looking statements" as defined by federal securities law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.